                                                                    EXHIBIT 11.1

                                XTRA Corporation
                        Earnings Per Share Calculations
                        -------------------------------
             For the three months ended December 31, 1993 and 1992
                (Thousands of dollars except per share amounts)
                                  (Unaudited)


                                                                          1993             1992
                                                                        ---------        ---------
Net Income                                                              $  15,746        $  13,093


Dividends on and accretion of issuance costs
 of Series C Cumulative Redeemable
 Exchangeable Preferred Stock                                                   -             (963)
                                                                        ---------        ---------
Net Income before dividends
 on Series B Preferred Stock                                            $  15,746        $  12,130


Less: Preferred Stock Dividends - Series B                                      -             (806)
                                                                        ---------        ---------
Net Income Available to Common Stockholders                             $  15,746       $   11,324
                                                                        =========        =========
Primary EPS
- -----------

Primary Shares Outstanding (in thousands):                                 17,009           11,893

Primary Earnings Per Share                                             $     0.93       $     0.95
                                                                        =========        =========

Fully Diluted EPS
- -----------------

Fully Diluted Shares Outstanding (in thousands):                           17,013           15,444

Fully Diluted Earnings Per Share                                      $      0.93      $      0.79
                                                                        =========        =========

                                                                    EXHIBIT 11.1


                                XTRA Corporation
               Calculation of Weighted Average Shares Outstanding
               --------------------------------------------------
             For the three months ended December 31, 1993 and 1992
                             (Thousands of shares)
                                  (Unaudited)


                                                                                        1993              1992
                                                                                       ------            ------
Computation of Primary Shares Outstanding
- -----------------------------------------
Weighted average common shares outstanding                                             16,876            11,775

Common stock equivalents for primary EPS:

   $1.9375 Series B Cumulative Convertible Preferred Stock (note)                           -                 -

   Stock options outstanding                                                              133               118

       Weighted average number of common                                               ------            ------
       shares outstanding (primary)                                                    17,009            11,893
                                                                                       ======            ======
Computation of Fully Diluted Shares Outstanding
- -----------------------------------------------
Weighted average common shares outstanding                                             16,876            11,775

 Common stock equivalents for fully diluted EPS:

    $1.9375 Series B Cumulative Convertible Preferred Stock, issued 7/17/87
    Conversion rate of .7225 per common share (converted 12/29/92)
    Per each preferred share
    2,498 shares X 1.445 X 90/92 (post-split)                                               -             3,531
    Stock options outstanding                                                             137               138

       Weighted average number of common                                               ------            ------
       Shares outstanding (fully diluted)                                              17,013            15,444
                                                                                       ======            ======


 Note: The 1.9375 Series B Cumulative Convertible Preferred Stock shares are not common stock equivalents since they were issued to yield 7.75% which is more than 2/3 of the average Aa corporate bond yield (2/3 of 9.68% = 6.45%) on the day of issuance. However they do enter into the computation of fully diluted earnings per share because of potential dilution.